RCI 3Q26 Club & Sports Bar Sales Increase 4.0% with Bombshells Same-Store Sales Up 4.7%
HOUSTON—July 9, 2026—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported club and sports bar sales for the fiscal 2026 third quarter ended June 30, 2026. Sales do not include non-core operations and are subject to final closing. All comparisons are year over year.
Travis Reese, Interim President and CEO of RCI, said: “Total club and sports bar sales increased 4.0%, primarily due to an outstanding performance from Bombshells, which benefited from two new Texas locations in Rowlett and Lubbock and increases at seven of our nine same-store locations.”
“Nightclubs also contributed to the total sales increase, primarily reflecting benefits from high-interest professional basketball and soccer games. We believe this strong sports lineup helped offset softness earlier in 3Q26 from the effect of geopolitical uncertainties on discretionary spending.”

3Q26 ($ in Millions)	Total Sales	Total Sales vs. 3Q25	Same-Store Sales vs. 3Q25
Nightclubs	$62.5	+1.0%	-0.8%
Bombshells	$10.8	+25.9%	+4.7%
Combined	$73.3	+4.0%	-0.2%
Nightclubs (56 locations contributing to sales vs. 60): Four newly acquired, opened and reformatted clubs generated $4.0 million in sales and the 52 clubs in same-store sales produced $58.5 million, more than offsetting $1.2 million in sales from four clubs closed subsequent to the year-ago quarter.
Bombshells (12 locations contributing to sales vs. 10): Three new locations generated $2.5 million in sales and the nine locations in same-store sales produced $8.2 million. The new locations are Denver, CO (opened January 2025), Lubbock, TX (July 2025), and Rowlett, TX (June 2026).

9M26 ($ in Millions)	Total Sales	Total Sales vs. 9M25	Same-Store Sales vs. 9M25
Nightclubs	$184.2	+2.2%	-2.5%
Bombshells	$27.5	+4.3%	-9.7%
Combined	$211.8	+2.4%	-3.4%
Notes: Revenues from non-core operations, such as third-party rents and revenues from RCI’s Other segment, are not included in the sales above.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars. See all of our brands at www.rcihospitality.com.

Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the Company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment, sports bar or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the Company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) our ability to maintain compliance with the filing requirements of the U.S. Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market, and (vii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2025, as well as its other filings with the SEC. The Company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Michael Wichman at 212-883-0655 or gfishman@pondel.com and mwichman@pondel.com.
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